Exhibit (h)(xii)

THE ARBITRAGE FUNDS

AMENDMENT TO

ADMINISTRATION, BOOKKEEPING AND PRICING

SERVICES AGREEMENT

THIS AMENDMENT is made as of October 1, 2012 by and between ALPS Fund Services, Inc. (“ALPS”) and The Arbitrage Funds (the “Trust”).

WHEREAS, ALPS and the Trust have entered into an Administration, Bookkeeping and Pricing Services Agreement dated August 8, 2011 (the “Agreement”);

WHEREAS, on August 23, 2012, the Board of Trustees of the Trust approved one new series under the Trust; and

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect the addition of the new series.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	APPENDIX A – LIST OF PORTFOLIOS. APPENDIX A – LIST OF PORTFOLIOS of the Agreement is replaced in its entirety with the attached APPENDIX A – LIST OF PORTFOLIOS.

2.	APPENDIX C – COMPENSATION. APPENDIX C – COMPENSATION of the Agreement is replaced in its entirety with the attached APPENDIX C – COMPENSATION.

3.

Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS FUND SERVICES, INC.		THE ARBITRAGE FUNDS

By:	/s/ Jeremy O. May	By:	/s/ John S. Orrico
Name:	Jeremy O. May	Name:	John S. Orrico
Title:	President	Title:	President

APPENDIX A

LIST OF PORTFOLIOS

THE ARBITRAGE FUND

THE ARBITRAGE EVENT-DRIVEN FUND

THE ARBITRAGE CREDIT OPPORTUNITIES FUND

APPENDIX C

COMPENSATION

Greater of $370,000 annual minimum or the following basis point fee schedule:

Annual Net Assets	Basis Points
Between $0 - $500M	3.5
$500M - $1B	2.0
Above $1B	1.5

OUT-OF-POCKET EXPENSES: All out-of-pocket expenses are passed through to the client at cost, including but not limited to: third-party security pricing fees, Bloomberg fees, Gainskeeper fees, Blue Sky permit processing fees and state registration fees, SSAE 16 control review reports, travel expenses to Board meetings, board book materials/printing and mailing, sales reporting, customized programming/enhancements and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement.

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.